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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


            Name of                   State of                  Doing
          Subsidiary                Organization             Business As
          ----------                ------------             -----------
Kneeling Elephant Records, LLC       California        Kneeling Elephant Records
The Ultimate Band List, LLC          California                The UBL*
ARTISTdirect New Media, LLC          California         ARTISTdirect New Media
ARTISTdirect Agency, LLC             California          ARTISTdirect Agency
ARTISTdirect Holdings, LLC           California         ARTISTdirect Holdings
ARTISTdirect International           Delaware
  Holdings, LLC
ARTISTdirect Latin America, LLC      Delaware
ADMJ Acquisition Corp.               Delaware

* iMusic, Inc. is a wholly owned subsidiary of the Ultimate Band List, LLC.